Exhibit 10.7

River Oaks Tower

3730 Kirby Drive, Suite 1200

Houston, Texas 77098

Gail McIntyre
(via email: ####)

April 8, 2020

Dear Gail:

Aravive, Inc. (the “Company”) is pleased to enter into this amendment (“Amendment”) to your Offer Letter, dated March 26, 2020 (the “Offer Letter”), and hereby agrees to amend the Offer Letter as follows:

1.	The first sentence of Section 1(a) is hereby deleted and replaced with the following:

“Commencing April 8, 2020, you will be employed as Chief Executive Officer (“CEO”) of the Company and you will report directly to the Company’s Board of Directors.”

2.The third sentence of Section 1(b) is hereby deleted and replaced with the following:

“Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements or from serving with the prior approval of the Company on up to two (2) boards of charitable organizations or public or private corporations that are not competitive in any manner with the business of the Company, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange; provided, however, that you may not accept payment for any speaking or presentation engagements without the prior written approval of the Company.”

3.	3.The first sentence of the first paragraph of Section 3 is hereby deleted and replaced with the following:

“Commencing April 8, 2020, the Company will pay you a salary at the rate of Four Hundred Fifteen Thousand Dollars ($415,000) per year, less required deductions and withholdings, payable in accordance with the Company’s standard payroll schedule.”

4.	The third sentence of the second paragraph of Section 3 is hereby deleted and replaced with the following:

“For fiscal year 2020 your target bonus will be equal to 45% of your annual base salary (“Target Bonus”).”

4.	Clause (i) of Section 6(a) is hereby deleted and replaced with the following:

“(i) Salary and Bonus Continuation.  The Company will continue to pay your base salary for a period of twelve months (12) months after your Separation, less required deductions and withholdings (“Salary Continuation”). The Salary Continuation will be paid at the base salary rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The Salary Continuation payments will commence within thirty (30) days after the Release Deadline and, once they commence, will be retroactive to the date of your Separation. After the nine-month anniversary of your Separation, the Salary Continuation payments will end immediately should you commence new employment in a comparable position or substantial self-employment and you agree to inform the Company immediately in such event. You will be entitled to receive a pro-rated portion of the discretionary year-end Target Bonus contingent upon a determination by the Board of Directors regarding which corporate goals of the Company have been met and that the other executive officers of the Company have been paid their year-end target bonuses. The determination of the Company’s Board of Directors with respect to your bonus will be final and binding.”

5.	The first sentence of Section 13 is hereby deleted and replaced with the following:

“ To ensure rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement, your employment with the Company, or the termination of your employment from the Company, including but not limited to statutory claims, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by confidential, final and binding arbitration conducted before a single arbitrator with JAMS, Inc. (“JAMS”) in Harris County, Texas, in accordance with JAMS’ then-applicable arbitration rules, which will be provided to you upon request and which can be found at:  http://www.jamsadr.com/rules-clauses/ .”

6.

All other terms of the Offer Letter shall remain in full force and effect. The Offer Letter, as amended by this Amendment, constitutes the entire agreement between the parties with respect to the subject matter thereof.

7.	If any of the provisions of this Amendment are held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable.
8.

This Amendment is made and shall be construed and performed under the laws of the State of Texas without regard to its choice or conflict of law principles and the parties agree to the State of Texas as the exclusive venue for any disputes arising hereunder.

Very truly yours,

Aravive, Inc.

By:	/s/ Vinay Shah
Name:	Vinay Shah
Title:	Chief Financial Officer

I have read and accept this amended employment offer:

/s/ Gail McIntyre
Signature

Printed Name:  Gail McIntyre

Dated:  April 8, 2020